EXHIBIT 99.1

Top-Line Phase 2 Data Indicate Androxal(R) Normalizes Testicular Function in Men With Type 2 Diabetes

  Statistically significant and clinically relevant improvement in testosterone production observed
  Androxal® exhibited dose dependent trends in improvement of indices of gylcemic control
  All doses used in the trial were well tolerated

THE WOODLANDS, Texas, Dec. 12, 2011 (GLOBE NEWSWIRE) -- Repros Therapeutics Inc.® (Nasdaq:RPRX) today provided top line results for the end of dosing analysis on its Phase 2 clinical study of Androxal® in hypogonadal men with type 2 diabetes. Many men with secondary hypogonadism also have type 2 diabetes. A total of 108 men completed the three month dosing period and were the basis for this analysis. The study was conducted at 19 clinical sites in the US. A total of 119 men were enrolled in the study and satisfied the requirement of one visit in which efficacy measures could be assessed and are included in the intent to treat population. Outcomes for the "completer" and intent to treat populations were similar.

At baseline, mean morning testosterone levels for the three groups were; placebo (238 ng/dl), 12.5 mg Androxal (244 ng/dl) and 25 mg Androxal (246 ng/dl). There was no statistical difference between the groups in testosterone at baseline. At the end of the 3 month dosing period mean morning testosterone levels were placebo (231 ng/dl), 12.5 mg Androxal (445 ng/dl) and 25 mg Androxal (455 ng/dl). A comparison of either the 12.5 mg or 25 mg dose of Androxal to placebo showed them to be highly statistically different (p< 0.0001). There was no statistical difference between the two active arms. In previous Repros studies in men with low testosterone due to a variety of reasons, there was a dose dependent increase in testosterone levels.

Data From Patients Who Completed 3 Months of Dosing

Androxal
	25 mg	12.5 mg	Placebo
n	34	36	38
Mean Age	58.6 yrs	56 yrs	57.6 yrs
Mean BMI	33.8	32.4	34.1
Baseline T	246 ng/dl	244 ng/dl	238 ng/dl
End of Dosing	455 ng/dl	445 ng/dl	231 ng/dl
p vs Placebo	<0.0001	<0.0001	--

Though there was no statistical difference in baseline morning testosterone levels of men of different ages, there appeared to be an age effect on the response to Androxal. Though older diabetic men achieved large increases in their testosterone levels, younger men more consistently achieved higher concentrations. Consistent with prior trials, no man receiving any dose of Androxal had measured testosterone levels above the normal range. The company believes that absence of higher-than-normal testosterone levels is one of a number of important differentiating factors versus testosterone supplementation.

Including all men that completed the 3 month dosing, there was a trend towards improved glycemic control in the men on the 25 mg dose. Men on the 25 mg dose saw a reduction of HbA1c (glycosylated hemoglobin) of 0.159% and a reduction of HOMA-IR (a measure of insulin resistance calculated by measuring fasting plasma glucose and insulin) of 2.89 units. Additionally, the change in HOMA-IR approached statistical significance (p=0.09) for men on the 25 mg dose. In the Intent-to-Treat population of men receiving 25 mg Androxal and who were younger than 65 years of age, the mean change in HbA1c was -0.385% which when compared to placebo men of the same age group (+0.145%) yielded a near statistically significant outcome, p=0.058.

To date, studies of testosterone replacement therapy in diabetic men conducted by others have shown no statistical difference comparing testosterone treatment to placebo when assessing impact on HbA1c levels after treatment.  Trials completed by Repros have shown that unlike testosterone replacement therapy, Androxal stimulates normal production of the male hormone by the testes.

The drug was generally well tolerated at both doses compared to placebo. There were no drug related serious adverse events that led to discontinuation. The Company plans to hold a joint meeting with the Endocrine and Urologic Divisions of the FDA to discuss these and other findings.

About the Phase 2 Trial

The study was designed to include secondary hypogonadal men, ages 20 to 80, who have been previously diagnosed with type 2 diabetes for at least 6 months, as defined by the American Diabetes Association criteria. The men must also have been receiving a stable dose of any of several oral hypoglycemic agents as prescribed by their personal physician. The protocol called for a three month treatment regimen. The study was designed to assess various factors indicative of glycemic control following the treatment with blinded placebo, 12.5 or 25 mg Androxal. Included in the assessment was changes from baseline to end of active dosing in HbA1c and HOMA-IR. Both HbA1c and HOMA-IR are assessed to determine the response of patients to various treatments for diabetes. Levels of HbA1c greater than or equal to 6.5% are considered indicative of poor glycemic control and used to determine whether an individual has diabetes. Men in the Androxal study were to have levels of HbA1c > 7.0% at baseline.

Of the 108 subjects who have completed the three month treatment period, 38, 36 and 34 men were treated with placebo, 12.5 and 25 mg of Androxal, respectively. The mean age of the placebo group was 57.6 and exhibited a baseline BMI (body mass index) of 34.1. The Androxal 12.5 and 25 mg groups had mean ages of 56.0 and 58.6 years, respectively, and respective mean BMIs of 32.4 and 33.8. There were no statistically significant differences between the groups for either age or BMI. The youngest man in the study was 36 and the oldest was 76. The highest measured baseline BMI was 48.1 and the lowest was 22.3.

About Repros Therapeutics Inc.

Repros Therapeutics focuses on the development of oral small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.

The Repros Therapeutics Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7738

Any statements made by the Company that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including the ability to raise additional needed capital on a timely basis in order for it to continue to fund development of its Androxal program along with its other current and potential development programs including Proellex®, have success in the clinical development of its technologies, the reliability of interim results to predict final study outcomes, and such other risks which are identified in the Company's most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please visit the Company's website at http://www.reprosrx.com.

CONTACT: Repros Therapeutics Inc.
         Joseph Podolski
         (281) 719-3447
         President and Chief Executive Officer